Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Robert Monson, CFO
                 713-881-2816

SEITEL RESCHEDULES EARNINGS CALL FOR NOVEMBER 22

HOUSTON, November 15, 2004 - Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, has postponed its third quarter conference call scheduled to begin at 10:00 a.m. Central Time this morning. This postponement is made to provide the recently selected independent auditors sufficient time to complete their review of Seitel's third quarter results. Contributing to the auditors' need for additional review time is Seitel's decision to revise the estimated useful life of its seismic data from five years to four years for marine data and from seven years to four years for onshore data.

"Our calculation of this accounting revision results in a before tax amortization charge of approximately $60 million in the third quarter," commented Rob Monson, chief financial officer of Seitel.

"We believe this revision to the estimated useful data life reflects our commitment to accounting conservatism and better aligns us with the industry," commented Fred Zeidman, chairman of Seitel. "The revision in no way changes our view of the economic value of our seismic data library. We expect to continue to sell data beyond four years, which we view as a minimum and conservative estimate of useful data life."

Seitel has rescheduled its quarterly conference call to discuss third quarter results for Monday, November 22, 2004, at 10:00 am Central Time (11:00 am Eastern Time). The dial-in number for the call is 800-901-5259, pass code Seitel. A live Web cast of the call can be accessed on the investor relations page of Seitel's Website at http://www.seitel-inc.com/investorrelations.asp. The call will also be available for replay for 30 days by dialing 888-286-8010, pass code 31281592, or by going to http://www.seitel-inc.com/investorrelations.asp.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel's products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore three- dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in over 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel's actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel's control. Other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

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